Exhibit (d)(7)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

THIS AMENDMENT is made as of October 1, 2015 (the “Amendment”), to the Investment Sub-advisory Agreement dated as of March 1, 2002, as amended from time to time (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and Pacific Investment Management Company LLC (the “Sub-Adviser” or “PIMCO”), pursuant to which TAM has engaged the Sub-Adviser to provide certain advisory services to the fund(s) and/or portfolio(s) listed on Schedule A to this Amendment (each, a “Fund”), each Fund a separate series of the Transamerica trust listed on Schedule A to this Amendment (each, a “Trust”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

The following sections are hereby added to the Agreement:

Registration Statement Disclosures.

The Sub-Adviser represents, warrants and agrees that it has reviewed the Trust’s current registration statement on Form N-1A with respect to the Fund as filed with the SEC and any existing amendments or supplements thereto, including without limitation any supplements filed pursuant to Rule 497 under the Securities Act of 1933 (as so amended and supplemented from time to time, the “Registration Statement”) and upon receipt from TAM, agrees to promptly review future amendments or supplements to the Registration Statement that relate to the Sub-Adviser or the Fund, prior to filing with the SEC and represents and warrants that, solely with respect to the disclosure respecting or relating to the Sub-Adviser’s management of the portfolio, including any performance information the Sub-Adviser provides that is included in or serves as the basis for information included in the Registration Statement, as of the date of this Agreement, agrees to promptly notify TAM, to the extent that the Sub-Adviser actually knows or reasonably should know, if the Registration Statement contains any untrue statement of any material fact or omits any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

To the extent that the Sub-Adviser knows or reasonably should know, the Sub-Adviser further agrees to notify TAM and the Trust promptly of any statement respecting or relating to the Sub-Adviser contained in the Registration Statement that becomes untrue in any material respect or if the Registration Statement omits any statement of material fact respecting or relating to the Sub-Adviser that is required to be stated therein or necessary to make the statements contained therein not misleading.

With respect to the disclosure respecting the Fund, the Sub-Adviser represents, warrants and agrees that the description in the Registration Statement, including the Fund’s investment objective, investment strategies and risks (the “Description”), as of the date of this Agreement and any future amendments or supplements to the Registration Statement, upon the Sub-Adviser having a reasonable opportunity to review such future amendments or supplements, is consistent with the manner in which the Sub-Adviser is managing the Fund, and the identification and description of risks in the Registration Statement is inclusive of, and accurately describes in all material respects, all material risks known to the Sub-Adviser that may arise in connection with the management of the Fund by the Sub-Adviser.

The Sub-Adviser further agrees to notify TAM and the Trust promptly in the event that the Sub-Adviser becomes aware that the Description for a Fund is inconsistent with the manner in which the Sub-Adviser is managing the Fund, or in the event that the identification and description of risks in the Registration Statement fails to include, or accurately describe in all material respects, all material risks known to the Sub-Adviser that may arise in connection with the management of the Fund by the Sub-Adviser.

Further Assurances.

Each party agrees to perform such further acts and execute such further documents as are reasonably necessary to effectuate the purposes of this Agreement and the arrangements contemplated thereby, including without limitation concerning the winding down or liquidation of any Fund investments.

Use of Name.

It is understood that the name “Pacific Investment Management Company LLC” and “PIMCO” and any derivative thereof and certain trade names, trademarks, service marks and/or logos associated with such names (“PIMCO Marks”) are the valuable property of PIMCO and its affiliates. TAM and the Trust are authorized to use the PIMCO Marks in registration statements and other offering materials of the Fund, advertising relating to the Fund during the term of this Agreement. The permission to use the PIMCO Marks provided hereunder is non-exclusive, non-transferable, non-sublicensable, and non-assignable. In obtaining permission to use the PIMCO Marks for this purpose, TAM and the Trust will acquire no right, title, or interest whatsoever to any of the PIMCO Marks. TAM and Trust shall not edit, excerpt or modify the PIMCO Marks in any way. If this Agreement is terminated with respect to the Fund and the Sub-Adviser no longer serves as subadviser to the Fund, TAM and the Fund shall immediately cease any and all use of such PIMCO Marks, except to the extent that continued use is required by applicable laws, rules, and regulations.

Representations of Transamerica Asset Management, Inc. Transamerica Asset Management, Inc. represents and warrants that:

(a) The Fund is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and TAM will promptly notify the Sub-Adviser if the Fund ceases to be a QIB.

(b) The assets in the Fund are free from all liens and charges, and TAM undertakes that no liens or charges will arise from the act or omissions of the Board or TAM which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Fund with respect to any investments made pursuant to the Fund’s prospectus and Statement of Additional Information.

(c) TAM and the Sub-Adviser have each established “pay to play” policies and procedures that comply with all applicable regulations. As of the execution date of this Amendment, either there are no government entity assets contributed to the Fund, or TAM has provided the Sub-Adviser with a list of such entities. On a quarterly basis, TAM shall promptly verify its records and provide the Sub-Adviser with a list of (i) each “government entity” (as defined in Rule 206(4)-5 under the Investment Advisers Act of 1940), invested in the Fund where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the fund or its transfer agent; and (ii) each government entity that sponsors or establishes a 529 Plan and has selected the fund as an option to be offered by such 529 Plan.

(d) TAM has established “know your customer’’ policies and procedures that comply with all applicable regulations. Based upon TAM’s reasonable knowledge, the Fund does not contain funds derived from unlawful activity and/or in violation of US anti-money laundering laws.

The following is hereby added to the Agreement at the end of existing Section 2(C) “Duties of the Sub-Adviser:”

Unless TAM advises the Sub-Adviser in writing that the right to vote proxies has been expressly reserved to TAM or the Trust or otherwise delegated to another party, the Sub-Adviser shall exercise voting rights incident to any security purchased with, or comprising a portion of, the Allocated Assets, in accordance with the Sub-Adviser’s proxy voting policies and procedures without consultation with TAM or the Fund. The Sub-Adviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendment thereto, to TAM. Further the Sub-Adviser shall have the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer.

The Sub-Adviser shall not consult with any other subadviser to either the Fund or any other account managed by TAM concerning the Fund’s assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act of 1940.

The following hereby deletes and replaces existing Section 12 “Notices” of the Agreement in its entirety:

Notices.

Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by courier, first class mail, facsimile or electronic mail, postage prepaid.

If to the Investment	Transamerica Asset Management, Inc.
Adviser:	1801 California Street, Suite 5200
Denver, Colorado 80202
Fax:
Attention:
E-mail:

If to the Sub-Adviser:	Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, CA 92660
Fax: 949-720-1376
Attention: General Counsel
E-mail: IMAnotices@pimco.com
cc: Tom Nguyen, Account Manager
E-mail: tom.nguyen@pimco.com

The existing Section 13 of the Agreement, “Termination of the Agreement,” is hereby deleted in its entirety and replaced with the following:

Termination of Agreement.

This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Board or by shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities. The Agreement may also be terminated by TAM upon 60 days’ advance written notice to the Sub-Adviser without payment of any penalty. The Sub-Adviser may terminate the Agreement only upon giving 60 days’ advance written notice to TAM. This Agreement shall terminate automatically in the event of an assignment by the Sub-Adviser and shall not be assignable by TAM without the consent of the Sub-Adviser. This Agreement shall also automatically terminate in the event of the termination of TAM as investment adviser to the Fund.

The following is hereby added to the end of Section 15, “Futures and Options” of the Agreement:

The Sub-Adviser further shall have authority to instruct the custodian to: (i) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any derivatives contracts, and other property purchased or sold in the Account, and (ii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Account with respect to any investments made pursuant to the Fund’s Prospectus and Statement of Additional Information. In addition, the Sub-Adviser is authorized on behalf of the Account to acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

In all other respects, the Agreement is confirmed and remains in full force and effect.

The parties hereto have caused this Amendment to be executed as of the day and year first above mentioned.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Vice President and Chief Investment Officer, Advisory Services

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Kimberley Stafford
Name:	Kimberley Stafford
Title:	Managing Director

Schedule A

Transamerica Funds

Transamerica Total Return

TRANSAMERICA FUNDS

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

THIS AMENDMENT is made as of July 1, 2015 to the Sub-Advisory Agreement dated as of March 1, 2002, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Pacific Investment Management Company LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows effective as of July 1, 2015 through June 30, 2018:

FUND	SUB-ADVISER COMPENSATION*
0.25% up to $1 billion
Transamerica Total Return**	0.20% in excess of $1 billion up to $3 billion
0.175% in excess of $3 billion

*	As a percentage of average daily net assets on an annual basis.
**	The average daily net assets for the purpose of calculating sub-adviser compensation will be based on the combined average daily net assets of Transamerica Total Return and Transamerica PIMCO Total Return VP, a separate series of Transamerica Series Trust.

Effective July 1, 2018, sub-adviser compensation will be as follows:

FUND	SUB-ADVISER COMPENSATION*
Transamerica Total Return **	0.25% up to $1 billion
0.20% in excess of $1 billion

*	As a percentage of average daily net assets on an annual basis.
**	The average daily net assets for the purpose of calculating sub-adviser compensation will be based on the combined average daily net assets of Transamerica Total Return and Transamerica PIMCO Total Return VP, a separate series of Transamerica Series Trust.

In all other respects, the Agreement dated as of March 1, 2002, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of August 7, 2015.

TRANSAMERICA ASSET MANAGEMENT, INC.
By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	CIO - Advisory Services
PACIFIC INVESTMENT MANAGEMENT COMPANY LLC
By:	/s/ Brent L. Holden
Name:	Brent L. Holden
Title:	Managing Director